Exhibit 99.1

Telestone Corporation Announces First Quarter 2006 Results

New York, New York, May 16, 2006 (MARKET WIRE via COMTEX) - Telestone Technologies Corporation (AMEX:TST), a leading provider of wireless communication coverage solutions primarily in China announced financial results for their first quarter ending March 31, 2006. Revenues in Q1 were $3.77 million up 6.85% from $3.53 million in Q1 of 2005. Product sales increased 14.13% as compared to the corresponding period last year as a result of China Mobile and China Netcom increasing their capital expenditures on 2G networks. Gross margins for Q1 for 2006 was 52.11% as compared to 56.24% in Q1 2005.

Net income for Q1 in 2006 was $717K or $0.08 per share as compared to $859K or $0.10 per share for Q1 of 2005 a decrease of 16.53% as compared to the same period in 2005. The period-to-period decrease in net income was primarily due to the R&D center expansion costs; increased marketing expenses for expansion into other regions; and increases in income tax paid (In the previous 2 years the Company had tax free status with the PRC government, the effective rate for the first quarter of 2006 was 12%). For the three months ended March 31, 2006, sales and marketing expenses were $654,000, accounting for 17.32% of the total revenues, as compared to $590,000, or 16.70% of total revenues for the corresponding period in 2005. Sales and marketing expenses had a period-to-period increase of 10.85%.

Sales and marketing expenses increased because of our efforts to expand our business range, penetrate into new markets and set up branches and representative offices therein, as well as investments related to business expansion in new markets outside of the PRC. We expect the increase in sales and marketing expenses during the reporting period will benefit our income growth in the coming quarters. A portion of this was realized in this 3 month period as the Company received its first initial order from a Telecom carrier in the country of Vietnam. Further orders are expected from this carrier and others in other parts of Asia as the Company further expands it marketing base.

For the three months ended March 31, 2006, general and administrative expenses were $304,000, accounting for 8.05% of the total revenues, as compared to $471,000, or 13.33% of the total revenues for the corresponding period in 2005. General and administrative expenses had a period-to-period decrease of 35.46%. The major reasons for the decrease in general and administrative expenses were due to our efforts to optimize the structure of the organization and improved work efficiency.

For the three months ended March 31, 2006, R & D expenses were $113,000, accounting for 2.99% of the total revenues, as compared to $8,000, or 0.23% of the total revenues for the corresponding period in 2005. R & D expenses had a period-to-period increase of 1312.50%. We have directed some of our R&D efforts towards investing into wireless telecommunications research and development, primarily 3G related technologies and applications.  We expect these research activities will enhance our technologies, reduce the cost of existing products and create future revenue streams through the launch of new products.

“The first quarter continued to benefit Telestone in expanding our product relationships in new markets and increasing our work in progress. We continue to reiterate our earlier guidance for 2006 of 20% to 30% in revenue and net earnings after taxes as compared to 2005, without the inclusion of revenue generated from the upcoming 3G deployment in China,” stated Han Daqing, Telestone CEO and President.

Telestone Technologies Corporation

Condensed Consolidated Statements of Operation

		(Unaudited) Three months ended March 31,
		2006	2005
	Note	US$ ’000	US$ ’000
Operating revenues
Net sales of equipment		3,255	2,852
Service income		520	681

		3,775	3,533
Operating expenses Equipment and services		1,808	1,546
Sales and marketing		654	590
General and administrative		304	471
Research and development		113	8
Depreciation and amortization		56	43

Total Operating expenses		2,935	2,658

Operating income		840	875
Interest expense		-	(20)
Other income, net		5	4

Income before income taxes		845	859
Income taxes	3	(128)	-

Net income		717	859
Earnings per share
Weighted average number of shares outstanding Basic		8,583,439	8,310,995
Dilutive effect of warrants		95,987	281,475

Diluted		8,679,426	8,592,470
Net income per share of common stock Basic: Net income		0.08	0.10
Diluted: Net income		0.08	0.10
The accompanying notes are an integral part of these condensed consolidated financial statements.

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

		(Unaudited) As of March 31, 2006	As of December 31, 2005
	Note	US$ ’000	US$ ’000
ASSETS
Current assets		2,134	3,605
Cash and cash equivalents	4	25,277	22,530
Accounts receivable	6	1,417	1,322
Due from related parties Prepayment		2,316	2,287
Inventories - Finished goods		958	535
Other current assets		273	240

Total current assets		32,375	30,519

Property, plant and equipment, net		981	1,031

Total assets		33,356	31,550

Accounts payable - Trade		4,622	2,658
Customer deposits for sales of equipment		7	4
Due to related parties		2,123	2,133
Taxes payable		6,413	5,556
Accrued expenses and other liabilities		1,468	1,703

Total current liabilities		14,633	13,619
Stockholders' equity
Commitments and contingencies	8

Stockholders’ equity
Preferred stock, US$0 001 par value, 10,000,000 shares authorized, no shares issued		-	-
Common stock and paid-in capital, US$0.001 par value: Authorized - 100,000,000 shares as of March 31, 2006 and December 31, 2005	3	-	-
Issued and outstanding- 8,602,106 shares as of March 31, 2006 and 8,577,106 shares as of December 31, 2005		8	8
Dedicated reserves		2,131	2,131
Additional paid-in capital		7,476	7,401
Other comprehensive income		365	365
Retained earnings		8,743	8,026

Total stockholders' equity		18,723	17,931

Total liabilities and stockholders' equity		33,356	31,550

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows

	(Unaudited) Three months ended March 31,
	2006	2005
	US$ ’000	US$ ’000
Net income
Adjustments to reconcile net income to net cash used in operating	717	859
activities:
Depreciation and amortization	56	43
Provision for doubtful accounts	103	249

Changes in assets and liabilities:
Accounts receivable	(2,850)	(1,423)
Inventories, net	(29)	(4,682)
Due from related parties	(95)	(35)
Prepayment	(423)	(82)
Other current assets	(33)	83
Accounts payable	399	1,850
Due to related parties	(10)	(83)
Customer deposits for sales of equipment	3	16
Taxes payable	857	(184)
Accrued expenses and other liabilities	(235)	(293)

Net cash used in operating activities	(1,540)	(682)

Cash flows from investing activities
Purchase of property, plant and equipment	(6)	(6)
Net cash used in investing activities	(6)	(6)

Cash flows from financing activities
Proceeds from issuance of shares	75	795

Net cash provided by financing	75	795
Net decrease in cash and cash equivalents	(1,471)	(201)
Cash and cash equivalents, beginning of the period	3,605	2,230
Cash and cash equivalents, end of the period	2,134	2,029

The accompanying notes are an integral part of these condensed consolidated financial statements.

About Telestone Technologies Corporation

The Company and its subsidiaries provide wireless communications coverage solutions primarily in the People's Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 414 employees. Additional information on the Company can be found at www.telestonecorp.com.

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

For additional information please contact:

Telestone Technologies Corporation

Mark Miller

Corporate Communications

275 Madison Avenue, 6th Floor

New York, NY 10016

Tel: (212) 880-3794

Fax: (212) 880 4241

mmeastwest@hotmail.com